Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE SUCCESSFULLY AMENDS CREDIT AGREEMENT

OVERLAND PARK, Kan., January 30, 2014 – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has reached an agreement with its lenders to extend the deadline to repay the 6% convertible notes to February 13, 2014 and to permit repayment of the Series A and B Notes with the cash equity proceeds from the equity transaction previously announced on December 23, 2013. The company also announced that it obtained approval from 100% of its pension fund noteholders to amend and extend its obligation to December 2019 subject to closing the equity transaction.

“We appreciate the support of our lenders and pension fund trustees and believe that we are on target to close the equity transaction and the amendment and extension of the pension fund note soon,” said Jamie Pierson, chief financial officer of YRC Worldwide. “Once these interdependent transactions close, we will continue moving forward with our global refinancing and plan to refinance our existing senior debt facilities by mid to late February,” concluded Pierson.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. It is important to note that closing of the proposed equity transaction discussed in this news release, our ability to restructure our pension fund debt and refinance our senior debt, and the overall results of our refinancing strategy, including the amount our existing stockholders will be diluted, will be determined by a number of factors, including (among others) those risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s reports on Forms 10-K and 10-Q and the company’s Current Report on Form 8-K filed on December 9, 2013. Further, the company cannot provide you with any assurances that the conditions contained in the definitive agreements related to the proposed equity transaction will be satisfied or that the proposed equity transaction, the pension fund debt restructuring or the senior debt refinancing can be completed in the timeframes required under the company’s various agreements with its stakeholders, if at all. In addition, even if all the contemplated transactions are completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) the risk factors that are from time to time included in the company’s aforementioned reports.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com